Exhibit 5.1

Goodwin Procter (UK) LLP 10-15 Newgate Street London EC1A 7AZ goodwinlaw.com +44 (0) 20 7447 4200

19 February 2026
COMPASS Pathways plc
3rd Floor, 1 Ashley Road
Altrincham, Cheshire
United Kingdom, WA14 2DT
Ladies and Gentlemen:
COMPASS Pathways plc – Prospectus Supplement – Exhibit 5.1
We have acted as English legal advisers to COMPASS Pathways plc, a public limited company incorporated in England and Wales with registered number 10229259 (the “Company”), in connection with the proposed offering by the Company of up to 21,562,500 American depositary shares (“ADSs”) each representing one (1) ordinary share of £0.008 each in the capital of the Company (“Ordinary Share”), comprising of up to: (i) 20,312,500 ADS representing up to 20,312,500 Ordinary Shares; and (ii) 1,250,000 ADS issuable upon the exercise of pre-funded warrants (the “Warrants”) (together, the “Offering”).
The Ordinary Shares issued and allotted in connection with the Offering and represented by ADSs will be referred to as the “New Shares”. The Ordinary Shares to be issued and allotted upon the valid exercise of the warrant instruments issued in connection with the Offering (the “Warrant Instruments”) and represented by ADSs will be referred to as the “Warrant Shares” (and together with the New Shares, the “Offering Shares”).
The ADSs are listed on The NASDAQ Global Select Market under the symbol “CMPS”. We understand that the existing issued Ordinary Shares are not, and are not intended to be, admitted to trading on any market or exchange, or otherwise listed, in the United Kingdom.

1.INTRODUCTION
1.1Purpose
We have been asked to provide opinions on certain matters, as set out below, in connection with the preparation and filing of a prospectus supplement dated 18 February 2026 (the “Prospectus Supplement”) to the Company’s registration statement filed on Form S-3 pursuant to Rule 424(b)(5) (File No. 333-285297) dated 8 May 2025 (the “Registration Statement”) with the U.S. Securities and Exchange Commission pursuant to the U.S. Securities Act of 1933, as amended (the “Securities Act”). This letter is attached as an exhibit to the Prospectus Supplement. We have taken instruction solely from the Company in connection with the preparation of this letter.
1.2Defined terms and headings
In this letter:
(a)capitalised terms used without definition in this letter or the schedules hereto have the meanings assigned to them in the Prospectus Supplement and/or Registration Statement unless a contrary indication appears; and
(b)headings are for ease of reference only and shall not affect interpretation.
1.3Legal review

Goodwin Procter (UK) LLP is a limited liability partnership registered in England and Wales with registered number OC362294. Its registered office is at 100 Cheapside, London, EC2V 6DY. A list of the names of the members of Goodwin Procter (UK) LLP is available for inspection at the registered office. Goodwin Procter (UK) LLP is authorised and regulated by the Solicitors Regulation Authority. Goodwin Procter (UK) LLP is affiliated with Goodwin Procter LLP, which operates in the United States of America

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19 February 2026

For the purpose of issuing this letter, we have examined such questions of law as we have considered appropriate to give the opinions set forth in this letter. We have reviewed such documents and conducted such enquiries and searches as we have considered appropriate to give the opinions set forth in this letter, including the following documents and the following enquiries and searches:
(a)an online search at Companies House in respect of information available for inspection on the Company’s file conducted on 19 February 2026 at 10:11 a.m. (London time);
(b)an enquiry of the Central Index of Winding Up Petitions, London on 19 February 2026 at 10:12 a.m. (London time) in respect of the Company ((a) and (b) together, the "Searches");
(c)executed copies of the prints of the resolutions passed by the shareholders of the Company at: (i) a general meeting held on 9 May 2024 approving, inter alia, the allotment of shares by the directors, or the granting of rights to subscribe for, or to convert any security into, shares on a non-preemptive basis up to an aggregate nominal amount of £820,100.00; and (ii) a general meeting held on 12 June 2025 approving, inter alia, the allotment of shares by the directors, or the granting of rights to subscribe for, or to convert any security into, shares on a non-preemptive basis up to an aggregate nominal amount of £1,114,200.00 (the "Shareholder Resolutions");
(d)an executed copy of the minutes of a meeting of the board of directors of the Company (the “Directors” or the “Board”) held on 25 February 2025 approving, inter alia, the filing of the Registration Statement on Form S-3 pursuant (File No. 333-285297) (as such may be supplemented from time to time, the “Registration Statement”) with the United States Securities and Exchange Commission (the “First Board Resolutions”);
(e)a copy of the draft minutes of a meeting of the Board held on 12 February 2026 pursuant to which it was resolved, inter alia: (i) that the Offering be approved in principle; (ii) that the Company be authorised to allot and issue for sale the Warrants and ADSs in accordance with the terms set out in the Prospectus Supplement; (iii) establish a pricing committee of the board of directors of the Company in connection with the Offering (the “Pricing Committee”); and (iv) to delegate authority to the Pricing Committee to allot and issue the Offering Shares in connection with the Offering (the “Second Board Resolutions”);
(f)a copy of the draft minutes of a meeting of the Pricing Committee held on 19 February 2026 at which it was resolved, inter alia, to approve the terms and conditions relating to the issuance and sale of the Warrants and ADSs in connection with the Offering (the “Pricing Committee Resolutions”, and, together with the Shareholder Resolutions, the First Board Resolutions and the Second Board Resolutions, the “Corporate Approvals”);
(g)a final draft copy of the certificate to be dated on or around 20 February 2026 which is to be signed by the Chief Financial Officer of the Company relating to certain factual matters as at the date that the certificate was given, including confirmation that the Board Minutes and Committee Minutes are true, complete and accurate (the “Certificate”);
(h)a copy of the current articles of association of the Company adopted on 22 September 2020 by a special resolution passed on 11 September 2020 (the "Current Articles") and copies of the certificate of incorporation dated 24 June 2020, certificate of incorporation of the Company on change of name and re-registration of a private company as a public company dated 21 August 2021;

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(i)a final draft copy of the Prospectus Supplement to be filed with the SEC on or around 19 February 2026;
(j)an executed copy of the underwriting agreement dated 18 February 2026 entered into by the Company in connection with the Offering (the “Underwriting Agreement”); and
(k)pro forma copies of the Warrant Instruments to be issued to each relevant investor in connection with the Offering.
1.4Applicable law
This letter, the opinions given in it, and any non-contractual obligations arising out of or in connection with this letter and/or the opinions given in it, are governed by, and to be construed in accordance with, English law and relate only to English law as applied by the English courts, including the laws of the European Union to the extent having the force of law in England, as at today’s date. In particular:
(a)we have not investigated the laws of any country other than England and we express no opinion in this letter on the laws of any jurisdiction other than England and we assume that no foreign law affects any of the opinions given below. It is assumed that no foreign law which may apply to the matters contemplated by the Prospectus Supplement, the Offering, the Company, any document or any other matter contemplated by any document would or might affect this letter and/or the opinions given in it; and
(b)we do not undertake or accept any obligation to update this letter and/or the opinions given in it to reflect subsequent changes in English law or factual matters.
1.5Assumptions and reservations
The opinions given in this letter are given on the basis of each of the assumptions set out in schedule 1 (Assumptions) and are subject to each of the reservations set out in schedule 2 (Reservations) to this letter. The opinions given in this letter are strictly limited to the matters stated in paragraph 2 (Opinion) below and do not extend, and should not be read as extending, by implication or otherwise, to any other matters.
2.OPINION
Subject to paragraph 1 (Introduction), the other matters set out in this letter and its schedules and the following:
(a)the Prospectus Supplement becoming effective under the Securities Act;
(b)that the Corporate Approvals were each passed or will be passed (as appropriate) at either: (i) a meeting which was or will be duly convened and held in accordance with all applicable laws and regulations (including as to quorum); or (ii) in the case of the Board Resolutions and/or the Pricing Committee Resolutions, by way of circulating written resolution of the directors pursuant to the terms of the Current Articles and the Companies Act 2006 as amended (the “Act”) (in each case, as applicable);
(c)that, in relation to each meeting of, or resolutions passed by, the board of directors of the Company and of the Pricing Committee, each provision contained in the Act and/or the Current Articles relating to the declaration of the directors’ interests or the power of the interested directors to vote and to count in the quorum, as may be applicable, was or will be duly observed; and

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(d)the receipt in full by the Company of payment for the Offering Shares in an amount of “cash consideration” (as defined in section 583(3) of the Act) of not less than the aggregate nominal value for such Offering Shares; and
(e)the receipt in full by the Company of payment of the exercise price for the Warrant Shares pursuant to the terms of the Warrant Instruments, it is our opinion that, as at today’s date:
(a)the New Shares, if and when allotted and issued, registered in the name of the recipient in the register of members of the Company and delivered as described in the Prospectus Supplement, will be duly and validly authorised, allotted and issued, fully paid or credited as fully paid (subject to the receipt of valid consideration by the Company for the allotment and issue thereof in connection with the Offering) and will not be subject to any call for payment of further capital; and
(b)the Warrant Shares, if and when allotted and issued in accordance with the terms of the Warrant Instruments (including the payment to the Company of any applicable exercise price) and registered in the name of the recipient in the register of members of the Company and delivered as described in the Prospectus Supplement, will be duly and validly authorised, allotted and issued, fully paid or credited as fully paid and will not be subject to any call for payment of further capital.
3.EXTENT OF OPINIONS
We express no opinion as to any agreement, instrument or other document other than as specified in this letter or as to any liability to tax or duty which may arise or be suffered as a result of or in connection with the Offering or the transactions contemplated thereby.
This letter only applies to those facts and circumstances which exist as at today’s date and we assume no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances which may subsequently come to our attention, any changes in laws which may occur after today, or to inform the addressee of any change in circumstances happening after the date of this letter which would alter our opinion.
4.DISCLOSURE AND RELIANCE
This letter is addressed to you in connection with the Prospectus Supplement. We consent to the filing of this letter as an exhibit to the Company’s Current Report on Form 8-K relating to the Offering, which is incorporated by reference in the Prospectus Supplement. We further consent to the incorporation by reference of this letter and consent into any registration statement filed pursuant to Rule 462(b) under the Securities Act with respect to the New Shares and Warrant Shares. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.
Other than for the purpose set out in the prior paragraph, this letter may not be relied upon, or assigned, for any purpose, without our prior written consent, which may be granted or withheld in our discretion.
Yours faithfully
/s/ Goodwin Procter (UK) LLP
Goodwin Procter (UK) LLP

COMPASS Pathways plc
19 February 2026

SCHEDULE 1
ASSUMPTIONS
The opinions in this letter have been given on the basis of the following assumptions:
(a)the genuineness of all signatures, stamps and seals on all documents, the authenticity and completeness of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies;
(b)that, where a document (including, without limitation, the Underwriting Agreement) has been examined by us in draft or specimen form, it will be or has been duly executed in the form of that draft or specimen, and that each of the signed documents examined by us has been duly executed and, where applicable, delivered on behalf of the Company;
(c)that each of the individuals who signs as, or otherwise claims to be, a Director or officer of the Company is the individual whom they claim to be and holds the office they claim to hold;
(d)the accuracy as to factual matters of each document we have reviewed;
(e)that the Current Articles referred to in paragraph 1.3(g) of this letter remain in full force and effect and no alteration has been made or will be made to such articles of association, in each case prior to the date of allotment and issue of the Offering Shares (the "Allotment Date");
(f)on the Allotment Date the Company will comply with all applicable laws to allot and issue the Offering Shares and the Company will receive such amounts as are necessary to fully pay the nominal value of the Offering Shares and any applicable share premium;
(g)that, in respect of the Offering Shares, valid entries have or will be made in relation to their allotment and issue in the books and registers of the Company;
(h)that all documents, forms and notices which should have been delivered to the Registrar of Companies in respect of the Company have been so delivered, that information revealed by the Searches was complete and accurate in all respects and has not, since the time of the Searches, been altered and that the results of the Searches will remain complete and accurate as at the date of the Prospectus Supplement;
(i)that no event occurs that causes or would prevent the Company from validly allotting and issuing the Offering Shares;
(j)that any allotment and issue of the Offering Shares which occurs after the date of this opinion is done in accordance with the terms and limits prescribed by the Corporate Approvals and applicable law;
(k)that the contents of the Certificate were true and not misleading when given and remain true and not misleading as at the date of this letter and there is no fact or matter not referred to in the Certificate which could make any of the information in the Certificate inaccurate or misleading;
(l)that any minutes of the meetings of the Directors or the written resolutions of the Directors (including the Pricing Committee Resolutions) provided to us in connection with the giving of the opinions in this letter reflect a true record of the proceedings described in them in duly convened, constituted and quorate meetings in which all constitutional, statutory and other formalities (including as required by the Current Articles) were duly observed, and the resolutions set out in the minutes or written resolutions were validly passed and have not been and will not be revoked or varied and remain in full force and effect and will remain so as at the Allotment Date;
(m)that the resolutions set out in the Shareholder Resolutions were validly passed and have not been and will not be revoked or varied and remain in full force and effect and will remain so as at the Allotment Date and that, prior to the Allotment Date, the Company has not allotted

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shares or granted rights to subscribe for, or to convert any security into, shares pursuant to the Shareholder Resolutions which would, when aggregated with the allotment of the Offering Shares in connection with the Offering, result in the Directors exceeding the limits set out in the Shareholder Resolutions;
(n)that in relation to the allotment and issue of the Offering Shares, the Directors have acted and will act in the manner required by sections 171 to 174 of the Act, and there has not been and will not be any bad faith, breach of trust, fraud, coercion, duress or undue influence on the part of any of the directors of the Company;
(o)that the Directors and appropriate officers of the Company have taken all necessary corporate action to approve the allotment and issue of the Offering Shares and all ancillary matters relating thereto;
(p)that the Offering Shares will be sold or allotted and issued in accordance with a duly authorised, executed and delivered purchase, underwriting or similar agreement;
(q)that the Warrant Shares will be issued in accordance with the terms of the Warrant Instruments, if and when such Warrant Instruments are exercised;
(r)that no Ordinary Shares or rights to subscribe for Ordinary Shares have been or shall be offered to the public in the United Kingdom in breach of the Financial Services and Markets Act 2000, as amended ("FSMA") or of any other United Kingdom laws or regulations concerning offers of securities to the public, and no communication has been or shall be made in relation to any Ordinary Shares in breach of section 21 of FSMA or any other United Kingdom laws or regulations relating to offers or invitations to subscribe for, or to acquire rights to subscribe for or otherwise acquire, shares or other securities;
(s)that there are no facts or circumstances (and no documents, agreements, instruments or correspondence) which are not apparent from the face of the documents listed in paragraph 1.3 (above) or which have not been disclosed to us that may affect the validity or enforceability of the documents listed in paragraph 1.3 (above) or any obligation therein or otherwise affect the opinions expressed in this letter;
(t)that the Company has not taken any corporate or other action nor have any steps been taken or legal proceedings been started against the Company for the liquidation, winding up, dissolution, reorganisation or bankruptcy of, or for the appointment of a liquidator, receiver, trustee, administrator, administrative receiver or similar officer of, the Company or all or any of its assets (or any analogous proceedings in any jurisdiction) and the Company is not unable to pay its debts as they fall due within the meaning of section 123 of the Insolvency Act 1986, as amended, and will not become unable to pay its debts within the meaning of that section as a result of any of the transactions contemplated herein, is not insolvent and has not been dissolved or declared bankrupt (although the Searches gave no indication that any winding-up, dissolution or administration order or appointment of a receiver, administrator, administrative receiver or similar officer has been made with respect to the Company); and
(u)the Company is not, nor will be, engaging in criminal, misleading, deceptive or unconscionable conduct or seeking to conduct any relevant transaction or any associated activity in a manner or for a purpose which might render any transaction contemplated under any corporate approvals or any associated activity illegal, void or voidable.

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19 February 2026

SCHEDULE 1
RESERVATIONS
The opinions in this letter are subject to the following reservations:
(a)the Searches are not capable of revealing conclusively whether or not a winding-up or administration petition or order has been presented or made, a receiver appointed, a company voluntary arrangement proposed or approved or any other insolvency proceeding commenced, and the available records may not be complete or up-to-date. In particular, the Central Registry of Winding-Up Petitions in England may not contain details of administration applications filed, or appointments recorded in or orders made by, district registries and county courts outside London. Searches at Companies House and at the Central Registry of Winding-Up Petitions in England are not capable of revealing whether or not a winding up petition or a petition for the making of an administration order has been presented and, further, notice of a winding up order or resolution, notice of an administration order and notice of the appointment of a receiver may not be filed at Companies House immediately and there may be a delay in the relevant notice appearing on the file of the company concerned. Further, not all security interests are registrable, such security interests have not in fact been registered or such security interests have been created by an individual or an entity which is not registered in England. We have not made enquiries of any District Registry or County Court in England;
(b)the opinions set out in this letter are subject to: (i) any limitations arising from applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation, moratoria, schemes or analogous circumstances; and (ii) an English court exercising its discretion under section 426 of the Insolvency Act 1986 (co-operation between courts exercising jurisdiction in relation to insolvency) to assist the courts having the corresponding jurisdiction in any part of the United Kingdom or any relevant country or territory;
(c)we express no opinion as to matters of fact;
(d)save for the matters set out in the Certificate, we have made no enquiries of any individual connected with the Company and have relied entirely on the facts, statements and confirmations contained in the Certificate and we have not undertaken any independent investigation or verification of the matters referred to in the Certificate;
(e)a certificate, documentation, notification, opinion or the like might be held by the English courts not to be conclusive if it can be shown to have an unreasonable or arbitrary basis or in the event of a manifest error; and
(f)it should be understood that we have not been responsible for investigating or verifying: (i) the accuracy of the facts, including statements of foreign law, or the reasonableness of any statements of opinion, contained in the Prospectus Supplement; or (ii) that no material facts have been omitted from it.